Exhibit 4.2

                                ESCROW AGREEMENT
                                ----------------


     THIS AGREEMENT entered into this day of June 18, 2002, by and among FERRELL GORDON ("GORDON"), RAVEN MOON INTERNATIONAL, INC. ("RAVEN MOON") and CHARLES W. CRAMER, ESQUIRE, an attorney licensed in the state of Florida ("Escrow Agent").

                             Background of Agreement
                             -----------------------

     GORDON and RAVEN MOON have executed a certain Consulting Agreement dated May 8, 2002 (the "Consulting Agreement").

     GORDON and RAVEN MOON have agreed that the Consulting Agreement shall not be delivered and the obligations to perform under the Consulting Agreement will not take effect until such time as the terms of this Escrow Agreement have been satisfied.

                               Terms of Agreement
                               ------------------

     In consideration of the mutual promises and covenants contained herein and in the Consulting Agreement, the parties hereby agree as follows:

     1. Appointment of Escrow Agent. GORDON and RAVEN MOON do hereby appoint and designate CHARLES W. CRAMER as Escrow Agent for the purposes set forth in and accordance with the terms and conditions set forth in this Agreement, and Escrow Agent accepts such appointment and agrees to serve as Escrow Agent as hereinafter set forth.

     2. Escrow. GORDON and RAVEN MOON agree that, in accordance with the terms of the Consultation Agreement, RAVEN MOON is depositing with the Escrow Agent twenty (20) million shares of stock in RAVEN MOON.

     3. Disbursement from Escrow. Escrow Agent shall disburse the stock held in escrow to GORDON only upon receipt by Escrow Agent of funds required pursuant to each section of Consulting Agreement upon exercise of the various options. Shares issued to Escrow Agent shall not be deemed outstanding nor fully paid for and nonassessible until each option has been properly exercised and paid for.

     4. Duties and Indemnification.

        (a) RAVEN MOON and GORDON acknowledge that Escrow Agent is acting solely at their request and for their convenience. RAVEN MOON and GORDON shall jointly and severally indemnify and hold Escrow Agent harmless from and against any and all costs, claims, and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement, or involving gross negligence.

        (b) Escrow Agent is not a party to and is not bound by any agreement which may be evidenced by or arise out of the foregoing instructions other than as expressly set forth therein.

        (c) Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt, or other paper or document or signature thereon which Escrow Agent in good faith believes to be genuine and which purports to be signed by GORDON or any officer of RAVEN MOON.

        (d) In the event Escrow Agent shall be uncertain as to his duties or rights hereunder or shall receive written instructions from RAVEN MOON with respect to this Agreement which, in his sole opinion, are in conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled to refrain from taking any proposed action until, at his option, he shall be indemnified in writing by RAVEN MOON and GORDON or either of them or shall have received an order of a Court; provided, however, that he may, in such event, deposit such documents as may be the subject matter of such proposed action with an applicable court of competent jurisdiction and, upon giving notice to the other parties hereto of the same, shall be relieved and discharged of any further obligation and responsibilities with respect thereto.

        Escrow Agent shall be a fiduciary to RAVEN MOON with respect to the issued shares and all funds delivered upon exercise by GORDON of the options.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


ESCROW AGENT                                RAVEN MOON INTERNATIONAL, INC.


/s/                                         By:  /s/
-----------------------------               ----------------------------------
     Charles W. Cramer, Esquire                       Joey DiFrancesco
                                                      President

FERRELL GORDON

/s/
------------------------------
     Ferrell Gordon

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